EXHIBIT 99.1
Hayes Lemmerz Names Bentley as Chief Operating Officer and Streamlines Organization
Northville, Mich., July 24, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today the appointment of Fred Bentley to the new position of Chief Operating Officer of Hayes Lemmerz International, Inc. and President of the Company’s Global Wheel Group. In assuming the new Chief Operating Officer position, Mr. Bentley will be responsible for all of the Company’s manufacturing and business unit operations. Mr. Bentley will continue to report to Curtis J. Clawson, President, Chief Executive Officer and Chairman of the Board.
Mr. Bentley joined the Company in 2001 and most recently served as Chief Operating Officer and President of the Company’s Global Wheel Group. Prior to that, he was President of the Company’s International Wheel Group and also President of its Commercial Highway and Aftermarket Group.
Mr. Bentley has led strategic expansions in Brazil, Thailand, India, Turkey, Mexico and the Czech Republic, where the Company has realized significant growth. He has successfully undertaken various restructuring activities to move the wheel business from regional segments to the creation of a global group. As a result, annual sales in the international wheel business have increased from $822 million in fiscal 2003 to $1.3 billion in fiscal 2006 and annual global wheel sales have significantly increased over the past two years.
Immediately prior to joining Hayes Lemmerz, Mr. Bentley served as Managing Director for Honeywell’s Holts European and South Africa automotive aftermarket operations. He has also held leadership positions of increasing responsibility with AlliedSignal and Frito-Lay. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, in Ohio. He holds a MBA from the University of Phoenix, has completed the Advanced Management program at Harvard University and is a Six Sigma Black Belt.
In conjunction with Mr. Bentley’s appointment, Hayes Lemmerz today announced that it has simplified the management reporting structure of its operating businesses. As part of this move, Daniel M. Sandberg, President of the Company’s Automotive Components Group will now report to Mr. Bentley. Mr. Sandberg, who is also Vice President, Global Materials and Logistics, will continue to report to Mr. Clawson in this role.
“With the recent completion of our balance sheet restructuring and divestiture of our suspension and MGG businesses, it was appropriate to rethink how the Company operates,” said Mr. Clawson. “The moves announced today are designed to facilitate the Company’s growth plans over the next several years. Fred’s understanding of Hayes Lemmerz’ core wheel business, strategic growth plans and the challenges faced by today’s suppliers, will strengthen Hayes Lemmerz as we continue to grow our world presence. The resulting management structure will be streamlined, flexible and efficient.” Mr. Clawson added, “We don’t foresee any significant changes in the structure of the Automotive Components Group, as a result of this change.”
“I am enthusiastic about this opportunity,” Mr. Bentley said. “This move makes strategic sense for our business, which we have substantially restructured over the past two years. This new organizational structure will enable us to better integrate the talented resources that we have in both our wheel and non-wheel businesses, and take both businesses to the next level.”
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes and powertrain components. The Company has 26 facilities and approximately 7,500 employees worldwide.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737-5162